Exhibit 99.1

Blount International, Inc. 4909 SE International Way (97222 4679) PO Box 22127 Portland, OR 97269 2127 USA (503) 653-8881 FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces Permanent Closure of Milan, Tenn.  Production Facility

Portland, Ore. January 26, 2009 - Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) announced today that it will permanently close its Milan, Tennessee production facility. It is anticipated that the closure will be completed during the second quarter of 2009. The Milan facility currently is one of the seven manufacturing facilities supporting the Company’s core business, the Outdoor Products segment. The Milan facility employs close to 100 employees and accounted for approximately five percent of the segment’s production cost in 2008. Products currently produced at the Milan facility will be manufactured at the segment’s remaining facilities.

The Company will record an estimated charge of between $4.5 million and $5.5 million in the first quarter of 2009 related to the Milan closure. This non-recurring charge includes a non-cash expense of approximately $3.0 million to $3.5 million related to the disposal and write-down of assets that will not be transferred to the other manufacturing facilities. Cash expense is estimated to be between $1.5 million and $2.0 million and is primarily for severance benefits for qualifying Milan employees.

Blount International, Inc. is a diversified international company that sells its products in more than 100 countries around the world.  The Company’s Outdoor Products segment is a leading provider of chains, bars and sprockets for the chainsaw industry, yard care accessories and concrete cutting saws.  For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company’s “expectations,” “approximations,” “beliefs,” “indications,” “estimates” and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks, and actual results subsequent to the date of this announcement may differ materially.